As filed with the Securities and Exchange Commission on December 29, 2005
Registration No. 333_____

SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

ENTERPRISE FINANCIAL SERVICES CORP
 (Exact name of registrant as specified in its charter)

Delaware	43-1706529
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

150 North Meramec Clayton, Missouri 63105
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Enterprise Financial Services Corp 2002 Stock Incentive Plan and Restricted Stock Issued to Certain Directors

(Full title of the plans)

Copy to:

Frank H. Sanfilippo	Joseph S. von Kaenel, Esq.
Chief Financial Officer	Armstrong Teasdale LLP
Enterprise Financial Services Corp	One Metropolitan Square, Suite 2600
150 North Meramec	St. Louis, Missouri 63102-2740
Clayton, Missouri 63105	(314) 621-5070
(314) 725-5500
(Name, address and telephone number of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered[1]	Amount of Shares To Be Registered[2]	Proposed Maximum Offering Price Per Share[3]	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (2)

Common Stock, par value $0.01, issued or to be issued under the Enterprise Financial Services Corp 2002 Stock Incentive Plan	750,000	$22.00	$16,500,000	$1765.50
Common Stock, par value $0.01, issued or to be issued pursuant to restricted stock grants to certain Directors	7,000	$22.00	$154,000	$16.48

Total Registration Fee	N/A	N/A	N/A	$1781.98

[1]	The securities to be registered include options and rights to acquire Common Stock.
[2]

Pursuant to Rule 416, this registration statement covers any additional securities that may be offered or issued in connection with any stock split, stock dividend, recapitalization or any similar transaction effected without receipt of additional consideration, which results in an increase in Registrant’s outstanding shares of Common Stock.

[3]	Estimated in accordance with Rule 457(h) solely for purposes of calculating the registration fee and based upon the average of the reported high and low sale prices on December 20, 2005.

This Registration Statement shall become effective upon filing in accordance with Rule 462.

INTRODUCTION

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.          Plan Information.

          Information required by Item 1 of Part I of Form S-8 is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (“1933 Act”), and the Note to Part I of Form S-8.

Item 2.          Registration Information and Employee Plan Annual Information.

          Information required by Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with Rule 428 under the 1933 Act and the Note to Part I of Form S-8.

PART II.  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.          Incorporation of Documents by Reference.

          The following documents are hereby incorporated by reference into this registration statement:

          (a)          Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed with the Securities and Exchange Commission (the “Commission”) on March 14, 2005, which contained audited consolidated financial statements for the most recent fiscal year for which such statements have been filed.

          (b)          All other reports filed by Registrant pursuant to Section 13(a) or 15(d) of the Securities Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in paragraph (a) above.

          (c)          The description of Registrant’s common stock, which is contained in a registration statement filed on Form S-1, by Registrant with the Commission on October 24, 1996, registration number 333-14737.

          In addition, all documents subsequently filed by Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.  Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.          Description of Securities.

          Not Applicable.

Item 5.          Interests of Named Experts and Counsel.

          Not Applicable.

Item 6.          Indemnification of Directors and Officers.

          Section 102 of the Delaware General Corporation Law, or DGCL, as amended, allows a corporation to eliminate the personal liability of directors of a corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of the DGCL or obtained an improper personal benefit.

          Section 145 of the DGCL provides, among other things, that the Registrant may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding other than an action by or in the right of the Registrant, by reason of the fact that the person is or was a director, officer, agent or employee of the Registrant, or is or was serving at the Registrant’s request as a director, officer, agent or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if such person acting in good faith and in a manner he or she reasonably believed to be in the best interests, or not opposed to the best interests, of the Registrant, and with respect to any criminal action or proceeding had no reasonable cause to believe his or her conduct was unlawful.  The power to indemnify applies to actions brought by or in the right of the Registrant as well, but only to the extent of defense expenses, reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of liability to the Registrant, unless the court believes that in light of all the circumstances indemnification should apply.  Furthermore, under the DGCL, if such person is successfully on the merits or otherwise in the defense of any action referred to above, or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

          Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves an unlawful payment of dividends or an unlawful purchase or redemption of stock, may be held liable for such actions.  A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

          As permitted by the DGCL, the Registrant’s certificate of incorporation includes a provision to eliminate the personal liability of its directors for monetary damages for breach of alleged breach of their fiduciary duties as directors, subject to limited exceptions.  The certificate of incorporation also provides that every person who is or was our director, officer, employee or agent or is or was a director, officer, trustee, employee or agent of any other enterprise, serving as such at the Registrant’s request, shall be indemnified to the fullest extent permitted by law for all expenses and liabilities in connection with any proceeding involving such person in this capacity.

Item 7.          Exemption from Registration Claimed.

          Not Applicable.

Item 8.          Exhibits.

          The Exhibits to this registration statement are listed in the Index to Exhibits which immediately follows the signature pages hereto.

Item 9.          Undertakings.

          The Registrant hereby undertakes:

          (a)          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (b)          That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona file offering thereof.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of St. Louis, State of Missouri, on December 28, 2005.

ENTERPRISE FINANCIAL SERVICES CORP

By:	/s/Frank H. Sanfilippo

Frank H. Sanfilippo
Chief Financial Officer

POWER OF ATTORNEY

We, the undersigned directors of Enterprise Financial Services Corp, hereby severally constitute and appoint Kevin C. Eichner and Frank H. Sanfilippo and each of them, our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for each of us in our name, place, and stead, in any and all capacities, to sign Enterprise Financial Services Corp’s registration statement on Form S-8, and any other registration statement relating to the same offering, and any and all amendments thereto (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grant to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as each of us might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or his or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Peter F. Benoist	Executive Vice President and Chairman of the Board of Directors	December 22, 2005

Peter F. Benoist

/s/ Kevin C. Eichner	Chief Executive Officer and Director	December 22, 2005

Kevin C. Eichner

/s/ Paul R. Cahn	Director	December 22, 2005

Paul R. Cahn

/s/ William H. Downey	Director	December 22, 2005

William H. Downey

/s/ Robert E. Guest, Jr.	Director	December 22, 2005

Robert E. Guest, Jr.

/s/ Lewis A. Levey	Director	December 22, 2005

Lewis A. Levey

/s/ Paul J. McKee, Jr.	Director	December 22, 2005

Paul J. McKee, Jr.

/s/ Richard S. Masinton	Director	December 22, 2005

Richard S. Masinton

/s/ Birch M. Mullins	Director	December 22, 2005

Birch M. Mullins

/s/ James J. Murphy	Director	December 22, 2005

James J. Murphy

	Director	December __, 2005

Robert E. Saur

/s/ Sandra Van Trease	Director	December 22, 2005

Sandra Van Trease

/s/ Henry D. Warshaw	Director	December 22, 2005

Henry D. Warshaw

INDEX TO EXHIBITS

Exhibit No.	Description

5.1	Opinion of Armstrong Teasdale LLP

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Armstrong Teasdale LLP (included in Exhibit 5.1)

24.1	Power of Attorney (contained within signature page)

99.1	2002 Stock Incentive Plan (incorporated by reference to Appendix B of the Registrant’s Definitive Proxy Statement dated April 4, 2003)